UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2006

SONTRA MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-23017	41-1649949
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10 Forge Parkway Franklin, Massachusetts	02038
(Address of principal executive offices)	(Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 24, 2006, the Board of Directors of Sontra Medical Corporation (the “Company”) approved a one-for-ten (1-for-10) reverse stock split of the Common Stock of the Company (the “Reverse Stock Split”). Pursuant to the Reverse Stock Split, each ten shares of Common Stock of the Company will be combined and reclassified into one share of Common Stock of the Company, and the number of authorized shares of Common Stock of the Company will be proportionally reduced, in both cases without any change in the par value of such shares. No fractional shares of Common Stock of the Company will be issued in connection with the Reverse Stock Split. Shareholders who are entitled to fractional shares will receive cash in lieu of receiving fractional shares. The exercise or conversion price, as well as the number of shares that can be issued, under the Company’s outstanding stock options, warrants and Series A Preferred Stock, will be proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under the Company’s equity compensation plans will also be reduced proportionately.

As of the opening of the Nasdaq Capital Market on August 11, 2006, the Company’s Common Stock will begin trading on a split-adjusted basis under the trading symbol “SONTD” for a period of 20 trading days, at which time the trading symbol will return to “SONT”.

On July 27, 2006, the Company issued a press release regarding the Reverse Stock Split described above. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release of the Registrant, dated July 27, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

Date: July 27, 2006	By:	/s/ Thomas W. Davison
Thomas W. Davison
President and Chief Executive Officer